WELLS FARGO INVESTMENT INSTITUTE, INC.
401 South Tryon Street
Charlotte, NC 28202

As of January 1, 2015
GAI MESIROW INSIGHT FUND, LLC
c/o Wells Fargo Investment Institute, Inc.
401 South Tryon Street
Charlotte, NC 28202

Re:  Expense Limitation Agreement
     With reference to:

(i) two letter agreements (each, a “WFAAM Expense Limitation Agreement”) each dated May 25, 2010 between Wells Fargo Alternative Asset Management, LLC (“WFAAM”) and each of Wells Fargo Multi-Strategy 100 Fund A, LLC (“Taxable Fund A”) and Wells Fargo Multi-Strategy 100 TEI Fund A, LLC (“TEI Fund A” and together with Taxable Fund A, the “A Funds”),

(ii) five letter agreements (each, an “Advisor Expense Limitation Agreement”) (a) two of which were dated December 1, 2011 and were between Wells Fargo Investment Institute, Inc. (formerly known as Alternative Strategies Group, Inc.) (the “Advisor”) and each of Taxable Fund A and TEI Fund A; (b) two dated as of April 1, 2012 and April 1, 2013 among the Advisor, WFAAM and GAI Mesirow Insight Fund, LLC (the “Fund”); and (c) one dated as of October 1, 2013 between the Advisor and the Fund, we hereby agree as follows:

     1.            Through December 31, 2015, the Advisor agrees to waive its fees and/or reimburse the Fund for its expenses to the extent necessary to limit the total annualized expenses of each class of shares of the Fund (excluding the Fund’s borrowing and other investment-related costs and fees, any underlying fund and investment manager fees and expenses, taxes, litigation and indemnification expenses, judgments and other extraordinary expenses not incurred in the ordinary course of the Fund’s business and the distribution and servicing fees (often referred to as Rule 12b-1 Fees) applicable to the Fund’s Class A shares) to 1.40% annually of the Fund’s average net assets attributable to each class of shares (2.65% annually, including the Advisor’s management fee).

     2.             The Advisor shall be permitted to recover fees and expenses it (or its assignee) has waived or borne subsequent to the effective date of this agreement (whether through reduction of its fees or otherwise) with respect to a class of shares of the Fund in later periods to the extent that the expenses of such class of shares of the Fund fall below the annual rate set forth herein. In addition, the parties hereto agree that (a) notwithstanding the termination of the WFAAM Expense Limitation Agreements, WFAAM’s right to recover fees and expenses thereunder assigned to the Advisor survive termination of such Agreements and such amounts recoverable by WFAAM in accordance with the terms thereof, having been duly assigned and made payable to the Advisor, are hereby assumed by the Fund, and (b) notwithstanding the termination of the Advisor Expense Limitation Agreements, the Advisor’s right to recover fees and expenses thereunder survive termination of such Agreements and are hereby assumed by the Fund. The Fund further agrees that to the extent that the Advisor has waived or borne fees and expenses pursuant to the Advisor Expense Limitation Agreements or WFAAM has waived or borne fees and expenses pursuant to the WFAAM Expense Limitation Agreements (whether through reduction of its fees or otherwise), then the Advisor is permitted to recover fees and expenses from the applicable class of shares of the Fund to the extent that the Fund’s expenses with respect to such class fall below the annual rate set forth in the Advisor or WFAAM Expense Limitation Agreements, as applicable, pursuant to which the fees and expenses were waived or borne. The Fund is not obligated to pay any deferred fees or expenses more than three years after the end of the fiscal year in which the fee or expense was deferred.

     3.            The expense limitation arrangement set forth above may only be modified by a majority vote of the "non-interested" managers of the Fund (as defined under the Investment Company Act of 1940, as amended (the "1940 Act").

     4.            We understand and intend that you will rely on this undertaking in preparing and filing amendments to the Registration Statement on Form N-2 for the Fund with the Securities and Exchange Commission, in accruing the Fund's expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-2 and/or the 1940 Act, and expressly permit you to do so.

Very truly yours,

WELLS FARGO INVESTMENT INSTITUTE, INC.

By: /s/ Adam I. Taback
       Name:  Adam I. Taback
       Title:  Managing Director

ACCEPTED AND AGREED TO ON BEHALF OF:

GAI MESIROW INSIGHT FUND, LLC

By: /s/ Adam I. Taback
      Name:  Adam I. Taback
      Title:  President